CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 49 to the Registration Statement on Form N-1A of The Tocqueville Trust as filed with the Securities and Exchange Commission on or about June 13, 2014.

/s/ Paul Hastings LLP
PAUL HASTINGS LLP

New York, New York
June 13, 2014